Exhibit 5.1

12670 High Bluff Drive
San Diego, California 92130
Tel: +1.858.523.5400 Fax: +1.858.523.5450
www.lw.com
FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
April 30, 2014	Chicago	Orange County
	Doha	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Alphatec Holdings, Inc.

5818 El Camino Real

Carlsbad, CA 92008

Re:	Registration Statement on Form S-3; 10,250,000 shares of Common Stock of Alphatec Holdings, Inc., par value $0.0001 per share

Ladies and Gentlemen:

We have acted as special counsel to Alphatec Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale from time to time by certain selling security holders of 10,250,000 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), initially issuable upon exercise of warrants held by the selling security holders (the “Warrants”). The Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 30, 2014 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issue and sale of the Shares have been duly authorized by all necessary corporate action of the Company and, when issued upon exercise and payment therefor in accordance with the terms of the Warrants, the Shares will be validly issued, fully paid and nonassessable.

April 30, 2014

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP